Exhibit 99.01

DEXCOMTM RECEIVES FDA APPROVAL FOR ITS
7-DAY STS® CONTINUOUS GLUCOSE MONITORING SYSTEM

SEVENTM is the first continuous glucose monitoring system to be approved for up to seven days of continual use

San Diego, CA – May 31, 2007 – DexCom, Inc. (NASDAQ: DXCM) today announced that it has received Food and Drug Administration (FDA) approval for SEVENTM, its 7-Day STS® Continuous Glucose Monitoring System.  SEVEN is DexCom’s second generation device designed to help people with diabetes better manage their diabetes and control their glucose levels.  Widely recognized as one of the leading causes of death and disability in the United States, diabetes is a chronic disease with no known cure that afflicts approximately 20 million people in the U.S., according to the Center for Disease Control (CDC).  In the U.S., diabetes is the leading cause of adult blindness, end stage kidney failure and lower limb amputations.  People suffering from diabetes are also more significantly at risk for cardiovascular disease and stroke.

“We continue to believe that the introduction of new, better performing products is key to the development of the continuous glucose monitoring category.  We are pleased to have approval for the SEVEN, our second-generation continuous glucose monitoring product, after only approximately one year following our original PMA approval for the STS.  We are hopeful that the SEVEN will help healthcare professionals and patients improve their management of diabetes,” said Andrew P. Rasdal, DexCom President and Chief Executive Officer.

Mr. Rasdal continued, “We are appreciative of the efforts by the FDA to help make our next generation technology available to people with diabetes and we are especially thankful for the support of the patients, physicians, nurses, and diabetes educators who have participated in our clinical studies and efforts supporting this approval. We hope to initiate a limited launch of SEVEN near the end of our second quarter and a more robust launch in the third quarter.”

DexCom also announced today that it has received approval for its DM2 Data ManagerTM software which allows healthcare professionals and patients to download continuous glucose data from their receivers to their computers.  The DM2 Data Manager is DexCom’s second generation download software, with new tools and analytical capabilities to provide further insight into their diabetes and facilitate more appropriate care.  DexCom anticipates launching the DM2 Data Manager in conjunction with the SEVEN.

As a reminder, DexCom will present an update on the company at the Bank of America Healthcare Conference in Las Vegas today, May 31, 2007 at 4:00 p.m. PDT. The presentation, which will occur live at The Four Seasons Las Vegas, will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at

www.dexcom.com under the investor webcast section and will be archived for future reference.

In addition, DexCom management will schedule a conference call to discuss the approval and product launch plans in more detail at a later date.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending March 31, 2007, as filed with the Securities and Exchange Commission on May 9, 2007.

FOR MORE INFORMATION:

Steve Kemper
Chief Financial Officer
(858) 200-0200

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